Exhibit 10.1

Summary of Revised Executive Bonus Plan

On July 25, 2005, the Company’s board of directors, in response to changes in the method used to calculate awards under the Executive Bonus Plan of Alfa Mutual Insurance Company (AMI) adopted the amended method approved by AMI. A portion of executive bonuses are allocated to the Company under a Management and Operating Agreement among the Alfa companies.

Under the plan, bonuses are based upon a combination of individual bonus goals and corporate performance. These factors are weighted based on an individual’s position in the organization, with corporate performance weighted more heavily for the more senior positions. Under the prior plan, the corporate performance calculation was based on a matrix which plotted the total life and property and casualty premium growth against the Company’s combined ratio, factored by a multiplier based upon Alfa’s ROE compared to a predetermined peer group. Under the revised plan, the individual bonus goal portion will remain unchanged. However, the corporate bonus calculation will be revised so that the performance of the P & C business and life business will be considered separately. This includes a change in the peer group companies to include P & C companies which more closely match Alfa’s P & C business. With regard to the P & C portion of the calculation, it will continue to be based on a matrix plotting P & C premium growth versus the Company’s P & C combined ratio, with a multiplier determined by Alfa’s ROE ranking among the revised peer group. The life calculation will reflect life premium growth as compared to the life company expense ratio, factored by a multiplier based upon the achievement by the life company of its interest spread target. The interest spread target will be set at the first of each year. The P & C calculation and the life calculation will then be weighted to achieve a single, overall corporate performance number. In each of the prior four years, the resulting bonuses paid under the revised bonus calculation would have been less than that paid under the previous calculation. The revised bonus calculation will be effective when the bonuses for 2006 are calculated.